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                                                                    EXHIBIT 4(b)


                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                          VMS STRATEGIC LAND FUND II


        Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, VMS Strategic Land Fund II, a Delaware corporation (the "Corporation"), hereby certifies that:

        FIRST: The Certificate of Incorporation of the Corporation is hereby amended by striking the present Article 4 in its entirety and adding the following as the text of the new Article 4:

        4. The Corporation is authorized to issue 20,000,100 shares of common stock, each share having a par value of $.01.

        SECOND: The Certificate of Incorporation of the Corporation is further amended by (1) renumbering the present Article 9 as Article 10, and (2) inserting a new Article 9 as follows:

        9. The duration of the Corporation's existence shall be limited to December 31, 2007.




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        THIRD:  The aforesaid amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, this instrument has been executed and delivered for and on behalf and in the name of the Corporation by its officers thereunto duly authorized on July 28, 1987.


                                                  VMS Strategic Land Fund II


                                                  By     Scott Lager
                                                     --------------------------
                                                     Its Vice Pres. & Asst. Sec.





ATTEST:

      Albert Kopin
-----------------------------
        Secretary







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